EXHIBIT 99(C)
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                       UNITY BANCORP COMPLETES BRANCH SALE

CLINTON, NEW JERSEY, December 18, 2000 ... UNITY BANCORP, INC. (NASDAQ NM:
UNTY), announced today that its subsidiary, Unity Bank, had completed the sale of one bank branch located in Berkeley Heights, New Jersey to Hilltop Community Bank, a community-based bank headquartered in Summit, New Jersey.

     Under the terms of the transaction, Unity Bank will recognize a gain of $0.9 million, based on assumed deposits of approximately $8 million and an agreed deposit premium of 11.15%.

     Mr. David Dallas, Chairman of the Unity Bancorp, Inc. and Unity Bank stated, "This transaction completes an integral phase of the Company's previously disclosed capital restoration and strategic plans. The divestiture of five branches will have an immediate and positive impact on capital and operating results. As a result of the reduction in assets and anticipated gains relative to the branch sales, the Company projects meeting its 6% tangible capital equity to average assets ratio earlier than required by the New Jersey Commissioner of Banking and Insurance."

     Unity Bank President Anthony J. Feraro added, "Unity's branch franchise is now stronger than ever before. Our retail administrative and sales teams can better focus their collective energies on the financial needs of consumers and small businesses in the 12 central Jersey communities we serve."

     Unity Bancorp, Inc., is a holding company for Unity Bank headquartered in Clinton, New Jersey. Unity provides a variety of retail and commercial financial services through 12 full-service branches located in Hunterdon, Middlesex, Union and Somerset Counties. Unity Bank is a leading "Preferred Lender" of SBA financing in New Jersey, Pennsylvania, Delaware and New York.

     For additional information about the Bank, call Unity Direct at 800.618.BANK, or visit Unity's website at www.unitybank.com. E-mail may be addressed to the Bank at info@unitybank.com.

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Contact:          Anthony J. Feraro, President Unity Bank        908.730.7630


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